EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Second Quarter and
First Half Fiscal 2012 Financial Results

Branded Formula Sales Demonstrate Sustained Recovery
2Q12 Formula Sales were $79.1 million
2Q12 Gross Margin Rose to 42.4%
2Q12 Net Income was $8.5 million

Qingdao, China and Rockville, Md. – November 9, 2011 – Synutra International, Inc. (NASDAQ: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, market and sell nutritional products for infants, children and adults, today announced financial results for the second quarter and first half of fiscal 2012 ended September 30, 2011.

Mr. Liang Zhang, Chairman and CEO of Synutra, remarked, “We are pleased to return to profitability with net income of $8.5 million, an important milestone in the continued recovery of our powdered formula sales from the hormone allegations. We believe our sustained recovery is driven by the effectiveness of our consumer-centric marketing strategy, which has led to sales growth while controlling advertising and promotional costs.  There is still room for improvement through margin expansion. However, we believe our three consecutive quarters of improvement demonstrate that our recovery is long term and sustainable. We are focused on quality, a topic that continues to grow in prominence among China’s consumers, and we are differentiated by our end consumer-centric marketing, which strengthens our distribution reach.  Over the long term, we are confident that these factors will help differentiate us among China’s fragmented infant dairy market to strengthen our future growth momentum.”

Formula Sale Performance
	3Q11	4Q11	1Q12	2Q12

Net sales of powdered formula segment	20,722	48,318	40,163	79,109
Adjusted net sales of powdered formula segment*	20,722	48,318	56,772	62,500
Market share (CIC data)**	5.2%	4.9%	5.3%	5.1%
*	Adjusts for $16.6 million of revenue delayed from 1Q12 to 2Q12
**	Market share as of the last month of the quarter

Mr. Weiguo Zhang, President and Interim CFO of Synutra, commented, “We are pleased by our steady trend of improvement, shown by our powdered formula sales adjusted for the June quarter shipment delay. As we discussed last quarter, $16.6 million of net sales were shifted from the June quarter into the September quarter.  Financially, this translates into approximately $9 million of gross profit and would have lowered the net loss in the June quarter to approximately $3 million and the net income of the September quarter to approximately $2 million. Adjusted for this delay, our powdered formula sales performance has gradually but consistent improved in revenue, margins and profitability. We believe this is noteworthy as Synutra’s performance is best tracked through powdered formula sales. We occasionally choose to enter into imported whole milk powder sales, when market dynamics present an opportunity to increase shareholder returns and strengthen cash flows.  However, our core business, powdered formula sales, continues to climb steadily. We are encouraged by this achievement and look forward to building upon this trend of steady growth to further enhance shareholder value.”

Financial Results for the Second Quarter of Fiscal 2012 versus the First Quarter of Fiscal 2012

	Quarter Ended	Quarter Ended	QoQ Change
	Sept 30, 2011	June 30, 2011
(in USD 000's except per share and percentage data)
Net sales	99,053	43,757	55,296	126.4%

Cost of sales	57,054	27,678	29,376	106.1%
Gross profit	41,999	16,079	25,920	161.2%
Gross margin	42.4%	36.7%

Selling and distribution expenses	12,328	12,461	(133)	(1.1%)
Advertising and promotion expenses	8,042	7,008	1,034	14.8%
General and administrative expenses	6,672	6,579	93	1.4%
Other operating income, net	70	110	(40)	(36.4%)
Total operating expense	26,972	25,938	1,034	4.0%

Income (loss) from operations	15,027	(9,859)	24,886	(252.4%)
Operating margin	15.2%	(22.5%)

Net interest expense and other income	3,153	2,636	517	19.6%
Income tax expense (benefit)	3,257	(3,049)	6,306	(206.8%)
Net loss attributable to the noncontrolling interest	92	150	(58)	(38.7%)

Net income (loss) attributable to Synutra International, Inc. common shareholders	8,525	(9,596)	18,121	(188.8%)
Net margin	8.6%	(21.9%)

Income (loss) per share - Diluted	$0.15	($0.17)	$0.32	(188.8%)

Net sales rose to $99.1 million for the second quarter of fiscal 2012 from $43.8 million in the first quarter of fiscal 2012. Net sales from the Company’s branded powdered formula segment were $79.1 million, or 79.9% of net sales in the quarter, compared to $40.2 million, or 91.8% of net sales, in the previous quarter. The increase includes $16.6 million of sales recognized in July instead of the June quarter due to shipment delays but primarily reflects the steady recovery of branded powdered formula sales. The shift in revenue mix was primarily driven by the Company’s decision to enter into $16.0 million of imported whole milk powder sales as recent pricing trends allow such transactions to enhance cash flows. Net sales of the Company’s Super series infant formula accounted for 56.7% of the volume of sales and 68.2% of the net sales of the powdered formula segment for the second quarter of fiscal year 2012 compared to 58.4% of the volume of sales and 70.4% of the net sales of the powdered formula segment in the previous quarter. By volume, sales of powdered formula products increased 79.8% to 8,115 tons in the fiscal second quarter from 4,513 tons in the previous quarter.

Net sales from Other Products, which generally consists of imported whole milk powder and raw milk sold to industrial customers, was $19.7 million, or 19.9% of net sales, in the second quarter of fiscal 2012, compared to $3.1 million, or 7.0% of net sales in the previous quarter.

Gross profit was $42.0 million in the second quarter of fiscal 2012, compared to $16.1 million in the previous quarter. Gross margin in the second quarter of fiscal 2012 was 42.4%, compared to 36.7% in the previous quarter. As sales volume continues to grow and selling costs decrease as a percentage of net sales, the Company expects margins to continue to strengthen but at a more gradual pace to converge towards a long term normalized range.

Income from operations was $15.0 million compared to a loss from operations of $9.9 million in the previous quarter. Total operating expenses were $27.0 million, compared to $25.9 million in the previous quarter, reflecting the Company’s focus on a consumer-centric marketing strategy that leads to lower advertising and promotional expenses. Selling and distribution expenses were $12.3 million, compared to $12.5 million in the previous quarter. Advertising and promotional expenses increased 14.8% to $8.0 million, compared to $7.0 million in the previous quarter. General and administrative expenses were $6.7 million compared to $6.6 million in the previous quarter.

Net income attributable to Synutra International, Inc. common stockholders was $8.5 million in the second quarter of fiscal year 2012, or $0.15 per diluted share, compared with a net loss of $9.6 million, or $0.17 per diluted share, in the previous quarter.

First Half Ended September 30, 2011 Financial Results
Net sales for the first half ended September 30, 2011 increased 14.3% to $142.8 million from $125.0 million in the prior year period. Net sales from branded powdered formula products increased 2.4% to $119.3 million, or 83.5% of net sales, in the first half ended September 30, 2011, from $116.5 million, or 93.2% of net sales, in the prior year period.

Net sales from Other Products, which consist mainly of imported whole milk powder and raw milk sold to industrial customers, were $22.8 million, or 15.9% of net sales, in the first half of fiscal 2012, compared to $7.4 million, or 5.9% of net sales, in the prior year period.

Gross profit was $58.1 million in first half of fiscal 2012, an increase of 5.1% from $55.3 million in the prior year period. Gross margin was 40.7% in the first half of fiscal 2012 compared to 44.2% in the prior year period.

Operating income was $5.2 million in the first half of fiscal 2012, compared to an operating loss of $9.8 million in the prior year period.  Net loss was $1.1 million in the first half of fiscal 2012, or $0.02 per diluted share, compared with a net loss of $11.1 million, or $0.20 per diluted share, in the prior year period.

Balance Sheet
As of September 30, 2011, the Company had cash and cash equivalents of $36.7 million and restricted cash of $63.1 million, including current and non-current portion.

Conference Call Details
The Company will hold a conference call on Thursday, November 10, 2011 at 8:00 am Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
International:	+1 (646) 254-3515
Conference ID:	20852220

The replay will be accessible through November 16, 2011 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+1 (718) 354-1232
Conference ID:	20852220

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China As of September 30, 2011, this network comprised over 670 independent distributors and over 900 independent sub-distributors who sell Synutra products in over 72,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Statements of Income

	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
	(in thousands except earnings per share data)

Net sales	$99,053	$41,202	$142,810	$124,989
Cost of sales	57,054	32,306	84,732	69,732
Gross profit	41,999	8,896	58,078	55,257

Selling and distribution expenses	12,328	12,211	24,789	24,837
Advertising and promotion expenses	8,042	14,654	15,050	24,656
General and administrative expenses	6,672	8,370	13,251	14,446
Impairment of goodwill	-	0	-	1,440
Other operating income, net	70	238	180	311
Income (loss) from operations	15,027	(26,101)	5,168	(9,811)

Interest expense	3,872	2,113	7,284	4,775
Interest income	612	137	923	245
Other income, net	107	58	572	225

Income (loss) before income tax expense (benefit)	11,874	(28,019)	(621)	(14,116)
Income tax expense (benefit)	3,257	(6,797)	208	(3,002)
Net income (loss)	8,617	(21,222)	(829)	(11,114)

Net income attributable to the noncontrolling interest	92	(66)	242	(64)
Net income (loss) attributable to Synutra International, Inc. common stockholders	$8,525	$(21,156)	$(1,071)	$(11,050)

Earnings (loss) per share - basic	$0.15	$(0.37)	$(0.02)	$(0.20)
Earnings (loss) per share - diluted	$0.15	$(0.37)	$(0.02)	$(0.20)

Weighted average common share outstanding - basic	57,301	57,301	57,301	55,651
Weighted average common share outstanding - diluted	57,301	57,301	57,301	55,651

Synutra International, Inc.
Consolidated Balance Sheets
	September 30, 2011	March 31, 2011
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	$36,653	$48,741
Restricted cash	42,291	37,690
Accounts receivable, net of allowance	41,216	46,021
Inventories	73,625	67,372
Due from related parties	7,451	13,708
Income tax receivable	230	259
Receivable from assets disposal	1,768	1,714
Prepaid expenses and other current assets	12,207	11,562
Deferred tax assets	21,642	20,922
Total current assets	237,083	247,989

Property, plant and equipment, net	113,887	109,811
Land use rights, net	6,213	6,096
Intangible assets, net	3,162	3,140
Restricted cash	20,819	-
Other assets	4,855	4,022
Deferred tax assets	28,446	27,646
TOTAL ASSETS	$414,465	$398,704

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$118,651	$124,281
Long-term debt due within one year	67,664	38,131
Accounts payable	52,635	52,923
Due to related parties	1,832	2,330
Advances from customers	4,785	4,890
Other current liabilities	25,563	25,913
Total current liabilities	271,130	248,468

Long-term debt	53,410	62,722
Deferred revenue	4,466	4,456
Capital lease obligations	5,700	5,540
Other long-term liabilities	1,675	1,592
Total liabilities	336,381	322,778

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 57,301 issued and outstanding at June 30, 2011 and March 31, 2011, respectively	6	6
Additional paid-in capital	135,440	135,440
Accumulated deficit	(89,428)	(88,357)
Accumulated other comprehensive income	31,130	28,204
Total Synutra common stockholders’ equity	77,148	75,293
Noncontrolling interest	936	633
Total equity	78,084	75,926
TOTAL LIABILITIES AND EQUITY	$414,465	$398,704